NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

This Non-competition, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of October 2, 2016 (the “Effective Date”), by and among (i) Octavius Corporation, a Delaware corporation (“Buyer”), (ii) Winnebago Industries, Inc., an Iowa corporation (“Parent”), (iii) Grand Design RV, LLC, an Indiana limited liability company (the “Company” and together with Buyer and Parent, also referred to herein as a “Protected Party” and the “Protected Parties”), and (iv) RDB III, Inc., an Indiana corporation (“RDB”), Ron Fenech (“R. Fenech”), Bill Fenech (“B. Fenech”), and Donald Clark (“D. Clark” and together with R. Fenech and B. Fenech, the “Shareholders”) (each party in this clause (iv), a “Restricted Party” and, collectively, the “Restricted Parties”).

BACKGROUND

A.    The Shareholders own all of the issued and outstanding capital stock of RDB.

B.    Pursuant to a Securities Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), by and among Buyer, Parent, the members of the Company, including RDB, and the other parties thereto, Buyer will acquire all of the issued and outstanding membership interests of the Company and all of the outstanding shares of capital stock of SP GE VIII-B GD RV Blocker Corp., a Delaware corporation.

C.    Prior to the consummation of the transactions contemplated by the Purchase Agreement, the Restricted Parties, directly or indirectly, owned an aggregate of 50.000001% of the Company and will substantially benefit from the consummation of the transactions contemplated by the Purchase Agreement, and, following the closing of the transactions contemplated by the Purchase Agreement, the going concern of the Company would be diminished substantially if the Restricted Parties were to compete with Buyer, Parent and the Company, and this Agreement is being entered into to protect the Protected Parties’ significant investment in the business of the Company.

D.    It is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Restricted Parties enter into this Agreement. This Agreement is conditioned on the closing of the transactions provided for the Purchase Agreement, failing which this Agreement and all obligations under it shall be void ab initio.

NOW THEREFORE, the parties agree as follows:

1.    Acknowledgments by the Restricted Parties. Each Restricted Party acknowledges that (a) the promises and restrictive covenants that such Restricted Party is making in this Agreement are reasonable and necessary to protect the business of the Protected Parties and the transactions contemplated by the Purchase Agreement, (b) such Restricted Party will receive a substantial benefit from the consummation of the transactions contemplated by the Purchase Agreement, and (c) the execution and delivery of this Agreement by such Restricted Party is a material inducement to the willingness of Buyer and Parent to enter into and consummate the transactions contemplated by the Purchase Agreement.

2.    Definitions. Any capitalized term not defined in this Agreement will have the same meaning as provided in the Purchase Agreement. In addition, as used in this Agreement, the following terms have the meanings indicated:

(a)    “Competitive Business” means, with respect to a Restricted Party, each of the following: (i) any business that the Company engaged in as of or prior to the Closing Date and (ii) the business of manufacturing, selling and distributing recreational vehicles.

(b)    “Restriction Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

(c)    “Territory” means, with respect to a Restricted Party, worldwide. Each Restricted Party acknowledges that the Company conducts its business throughout the United States and internationally.

3.    Restrictive Covenants.

(a)    Non-Competition. During the Restriction Period, no Restricted Party will, either directly or indirectly in any manner or capacity, including, without limitation, as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any Competitive Business in the Territory. Ownership by a Restricted Party, as a passive investment, of less than 5.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section 3(a).
(b)    Non-Solicitation of Customers and Suppliers. During the Restriction Period, no Restricted Party will, either directly or indirectly on behalf of such Restricted Party or any third party (i) call on or solicit any customers for the purpose of marketing or selling any products or services competitive with the Competitive Business for the purpose of diverting any business away from the Protected Parties; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Protected Parties to cease doing business or otherwise transacting business with the Protected Parties or to reduce the amount of business it conducts or will conduct with the Protected Parties; (iii) call on or solicit any suppliers of the Protected Parties; or (iv) otherwise disrupt, damage or interfere in any manner with the relationship between the Protected Parties and their respective actual or prospective customers, clients, vendors, service providers, or suppliers. Each Restricted Party acknowledges that the Protected Parties have invested material time and resources in the identification and qualification of their customers and/or suppliers and that the identity, nature and details of their relationships with customers and/or suppliers are unique and proprietary.
(c)    Non-Solicitation of Employees. During the Restriction Period, no Restricted Party will, either directly or indirectly on behalf of such Restricted Party or any third party, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage, recruit, solicit, or otherwise interfere with the employment or retention of any person who is then an employee or independent contractor of the Protected Parties or any of their respective Affiliates. Anonymous job postings in a general publication or website to which an employee responds shall not violate this Section 3(c).

(d)    Non-Disparagement. During the Restriction Period, to the fullest extent permitted by law, no Restricted Party will make any statement that is disparaging or reflects negatively upon the Protected Parties or their respective Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (i) any customer, vendor, supplier, distributor or other trade related business relation of the Protected Parties or their respective Affiliates, (ii) any employee of the Protected

Parties or their respective Affiliates, or (iii) any member of the media. Nothing herein will prevent a Restricted Party from responding truthfully to any inquiry from a governmental entity, engaging in any protected activities and/or from communicating with the Chief Executive Officer of Parent and/or those employees with a need to know about personnel issues involving the Protected Party’s officers, directors and/or employees.

(e)    Severability. The covenants set forth in this Section 3 will be construed as a series of separate covenants covering their subject matter in each of the separate geographical areas in the Territory, and, except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant set forth in this Section 3. To the extent that any such covenant is judicially unenforceable in any one or more of such geographical areas, such covenant will not be affected with respect to each of the other geographical areas. Each covenant with respect to such geographical areas will be construed as severable and independent. If, at the time of enforcement of any of the provisions of this Section 3, a court of competent jurisdiction holds that the restrictions stated in this Section 3 are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or geographical area to the extent permitted by applicable law.

4.    Confidential Information.

(a)    During the Restriction Period, no Restricted Party will use, directly or indirectly, any Confidential Information (as defined below) for his, her or its own account or for the benefit of any other Person, or disclose the Confidential Information to any other Person. The Restricted Parties will be solely responsible for causing the compliance of, or any breach of, the confidentiality obligations set forth in this Agreement by their Affiliates, agents or representatives. Notwithstanding the foregoing, the obligations in this Section 4(a) will not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Protected Parties operate, (ii) is independently made available to the Restricted Parties in good faith by a third party who the Restricted Parties reasonably believe has not violated an obligation of confidentiality to the Protected Parties or any of their respective Affiliates, (iii) is required to be disclosed by legal process, or (iv) is made (A) in confidence and in good faith to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in the preceding sentence will be interpreted to legitimize any disclosure of Confidential Information by the Restricted Parties that occurs outside of any of the events described in items (i) through (iv) of the preceding sentence.

(b)    As used in this Agreement, “Confidential Information” means any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates.

(c)    An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence and in good faith to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. The parties to this Agreement do not need prior authorization from the other to make any such reports or disclosures; but in the event that any Restricted Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Restricted Party will notify Buyer and Parent of the request or requirement so that Buyer and Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Restricted Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Restricted Party may disclose the Confidential Information to the tribunal; provided, however, that such Restricted Party will use such Restricted Party’s best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

5.    Remedies.

(a)     The violation by any Restricted Party of this Agreement, including, without limitation, Section 3 or Section 4, could not be reasonably or adequately compensated by monetary damages. Therefore, in the event of any actual or threatened breach by a Restricted Party of this Agreement, the Protected Parties will be entitled (in addition to any other remedy that may be available against the Restricted Party violating this Agreement, including monetary damages) to seek and obtain against the Restricted Party violating this Agreement (i) a decree or order of specific performance to enforce the observance and performance of the Agreement, and (ii) an injunction restraining such actual breach or threatened breach. For avoidance of doubt, the obligations of the Restricted Parties are not joint and several, but are several and are made by each of the Restricted Parties only with respect to that Restricted Party.

(b)    If a Restricted Party violates Section 3 or Section 4 of this Agreement, in addition to and not in lieu of any other remedies available in connection with any suit at law or in equity, the Protected Parties will be entitled to an accounting and to the repayment of all profits, compensation, commissions, fees, royalties or other remuneration which such Restricted Party, or any other Person, may have either directly or indirectly realized and/or may realize, as a result of, growing out of or in connection with such violation. In addition to the foregoing, Buyer, Parent and the Company will be entitled to collect from such Restricted Party any reasonable attorneys’ fees and costs incurred in bringing any action to enforce the terms of this Agreement against such Restricted Party, as well as any attorneys’ fees and costs for the collection of any judgments in favor of the Protected Parties arising out of this Agreement.

6.    Release. Effective upon the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”) and in exchange for the consideration paid directly or indirectly to the Restricted Parties under the Purchase Agreement and other good and valuable consideration, each Restricted Party, hereby releases and forever discharges the Company and each of its agents, attorneys, representatives, directors, managers, officers, employees, predecessors, successors and assigns (together with the Company, each, a “Company Party” and, collectively, the “Company Parties”), of and from any and all Claims (as defined below) which such Restricted Party now has, ever has had, or ever claims to have had against any of the Company Parties arising from or related in any manner to the indirect ownership relationship between any of the Company Parties, on the one hand, and the Restricted Party, on the other hand, on or before the Closing Date. In addition, each Restricted Party acknowledges and agrees that there are no accrued but unpaid dividends, management fees or similar payments owing from the Company to such Restricted Party. Notwithstanding the foregoing, the Restricted Parties do not release or discharge any Claims arising out of or relating in any way to (a) (i) the Purchase Agreement, the agreements set forth as exhibits to the Purchase Agreement or the Ancillary Documents (as defined in the Purchase Agreement) executed in connection therewith, (ii) the Employment Agreement dated October 2, 2016 between the Company and D. Clark, (iii) the Consulting Agreement dated October 2, 2016 between Parent and B. Fenech, and (iv) the Consulting Agreement dated October 2, 2016 between Parent and R. Fenech, (b) any consideration payable to the Restricted Parties pursuant to, or arising out of the Purchase Agreement, or (c) any compensation, benefits, or reimbursement of expenses payable by any Company Party to Restricted Parties as an employee or independent contractor of the Company.
Each Restricted Party hereby irrevocably covenants to, and to cause his, her or its Affiliates to, refrain from asserting any Claim or demand, or commencing, instituting or causing to be commenced, any Claims of any kind against any of the Company Parties purported to be released hereby. Without limiting any of the rights and remedies otherwise available to the Company Parties, the Restricted Parties shall indemnify and hold harmless the Company Parties from and against any and all losses incurred by the Company Parties to the extent resulting from the assertion by any of the Releasing Parties of any Claim purported to be released hereby.
For the purposes of this Section 6, the terms “Claim” or “Claims” mean any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including all reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by any Restricted Party (as applicable), including in any action brought or otherwise initiated by any Restricted Party (as applicable), of any nature whatsoever whether or not now known, claimed or suspected, fixed or contingent, arising or resulting from any manner of action or actions, cause or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands and losses, in each case, arising on or before the Closing Date.
7.    Miscellaneous.

(a)    Amendments and Waivers. No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by the parties hereto. No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(b)    Assignment; No Third Party Rights. No party may, without the written consent of the other, assign or delegate any of his, her or its rights or obligations under this Agreement, except that the Protected Parties may, without the consent of the Restricted Parties, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which the Protected Parties may merge or consolidate, or (ii) any corporation or other business entity to which the Protected Parties may sell or transfer all or substantially all of its assets or capital stock or equity. After any such assignment or delegation by the Protected Parties, the Protected Parties will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Protected Parties” for purposes of all terms and conditions of this Agreement, including this Section 6. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as otherwise set forth herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

(c)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such state or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

(d)    Notices. All demands, notices, communications and reports provided for in this Agreement will be given in accordance with Section 10.5 of the Purchase Agreement.

(e)    Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which will be deemed an original but both of which shall constitute but one instrument.

(f)    Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g)    Entire Agreement. Except for the Purchase Agreement and the agreements set forth as exhibits in the Purchase Agreement (including the Employment Agreements, dated the date hereof, between the Company and certain of the Restricted Parties), (i) this Agreement supersedes all prior agreements between the parties with respect to the subject matter of this Agreement and (ii) this Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(h)    Severability. To the extent that any portion of any provision of this Agreement will be invalid or unenforceable, it will be considered deleted here from and the remainder of such provision and this Agreement will be unaffected and will continue in full force and effect.

(i)    Cumulative Remedies. The powers, rights, privileges and remedies provided in this Agreement are cumulative and not exclusive or alternative and are in addition to any and all other powers, rights, privileges and remedies granted by law, rule, regulation or instrument.

(j)    Further Assurances. Each of the parties will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement.

(k)    Independent Obligations. Nothing in this Agreement limits the Restricted Parties’ obligations, or the rights or remedies of the Protected Parties, under the Purchase Agreement, and nothing in the Purchase Agreement limits the Restricted Parties’ obligations, or any of the rights or remedies of the Protected Parties, under this Agreement.

(l)    Effectiveness of this Agreement. Notwithstanding the earlier execution and delivery of this Agreement, the effectiveness of this Agreement is conditioned on the closing of the transactions contemplated by the Purchase Agreement. If the Closing shall occur, this Agreement shall become effective concurrently with the Closing on the Closing Date. If the Purchase Agreement, is terminated for any reason in accordance therewith, this Agreement shall be null and void ab initio.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

BUYER:			RESTRICTED PARTIES:

OCTAVIUS CORPORATION			RDB III, INC.

By:	/s/ Michael J. Happe	By:	/s/ William Fenech
	Name: Michael J. Happe		Name: William Fenech
	Title: President and Chief Executive Officer		Title: Secretary

/s/ Ron Fenech
PARENT:			RON FENECH, individually

WINNEBAGO INDUSTRIES, INC.
/s/Bill Fenech
By:	/s/ Michael J. Happe		BILL FENECH, individually
Name: Michael J. Happe
Title: President and Chief Executive Officer
/s/ Donald Clark
DONALD CLARK, individually
COMPANY:

GRAND DESIGN RV, LLC

By:	/s/ Donald Clark
Name: Donald Clark
Title: President

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